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                                                                    Exhibit 10.6

                                   GARAGE.COM

                             SPONSORSHIP AGREEMENT

     This Sponsorship Agreement (this "Agreement") is entered into as of July 21, 1998 between garage.com, a California corporation (the "Company"), and Credit Suisse First Boston Corporation ("Sponsor").

     The Company is in the process of establishing an Internet-based service for matching pre-screened "seed stage" technology startup investment opportunities with high quality, pre-screened angel, corporate and venture capital investors. Sponsor is an investment banking firm which provides investment banking, research, merger and acquisition and financial advisory services to, among other clients, emerging growth and technology companies. Sponsor desires to have its name and services prominently featured on the Company's Website for viewing by entrepreneurs and investors, on the terms and conditions set forth below.

     1. THE COMPANY. The Company will promptly establish and operate an Internet-based service for matching pre-screened "seed stage" technology startup opportunities with high quality, pre-screened angel, corporate and venture capital investors ("On-Line Matchmaking"). During the term of this Agreement, the Company shall focus its activities on On-Line Matchmaking, obtaining related advertising, and organizing and conducting related seminars and events.

     2.   SPONSORSHIP AND PROMOTIONAL ACTIVITIES.

          2.1  SPONSORSHIP OF THE COMPANY.

               (a) The Company shall have not more than one "founding sponsor" in each service area related to technology start up companies (banking, law, venture capital, accounting, investment banking, real estate brokerage, headhunting, etc.). Sponsor shall be the sole "founding sponsor" of the Company in the investment banking area. As such, Sponsor shall be the most prominently featured investment banking firm on the Company's public World Wide Web site, currently located at http//www.garage.com (the "Site"), and in marketing, advertising and promotional materials ("Marketing Materials") distributed by or for the Company, and shall be the sole contributor of content in content forums and expert columns on the public and private portions of the Site relating to investment banking issues. The Company shall prominently feature Sponsor's banners, hyperlinks, advertising materials and content on the Site, including in both the public and private portions of the Site as prominently as all other "founding sponsors" of the Company and shall identify and feature Sponsor in the Company's Marketing Materials as prominently as all other "founding sponsors" of the Company. By way of example, the Company shall prominently feature Sponsor's content-based investment banking forum in the public and private portions of the Site, together with Sponsor's designated banners and hyperlinks, and shall prominently identify Sponsor as one of the Company's select and exclusive "founding sponsors". Sponsor shall have the right to review and approve all content and material



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referencing Sponsor on the Site or in the Company's Marketing Materials,
provided that the Company shall retain sole editorial control over issues such as placement, size and other elements of presentation on the Site. For purposes of this Section 1, (i) a "founding sponsor" means Sponsor, Silicon Valley Bank, Coopers & Lybrand, Venture Law Group, Advanced Technology Ventures and other entities who enter into agreements to become "founding sponsors" of the Company on terms and conditions satisfactory to the Company's Board of Directors; and
(ii) "investment banking firm" means an entity whose primary business is the provision of investment banking services.

            (b) Nothing in Section 2.1(a) shall limit the Company's right (i) to run banner or other forms of advertisements on the Site or in the Company's Marketing Materials for investment banking firms other than Sponsor; (ii) to feature investment banking firms other than Sponsor on the Site (including maintaining hyperlinks to such firms' World Wide Web sites) or in the Company's Marketing Materials or to accept other investment banking firms as "sponsors" of the Company as long as all of the requirements of "most prominent" featuring of Sponsor in Section 2.1(a) above are followed, including, but not limited to, the requirement that Sponsor will be the "most prominently" featured investment banking firm on the Site and in the Company's Marketing Materials, that the Sponsor will be the only investment banking firm to host and contribute content forums and expert columns on the Site, and that the Sponsor will be the only investment banking firm which provides content on the Site; or (iii) to have other investment banking firms represent the Company in corporate or financing matters.

            (c) Sponsor shall not, in a manner similar to this Agreement, sponsor or promote any other service (or entity providing such service) which seeks to match investment opportunities in technology startup companies with investors in a manner directly competitive with the Company. The Company shall be the only such service featured on Sponsor's Website and in its promotional or marketing materials and advertisements. Notwithstanding the above, Sponsor shall have the right (i) to place advertisements with any such competing service and have a link on such competing service's Website to Sponsor's Website, and (ii) to refer persons to other such competing services in addition to and as an alternative to the Company.

            2.2 PROMOTION OF THE SITE AND COMPANY SERVICES. Sponsor shall use reasonable efforts to promote the Site and the Company's services on its Website and in its Marketing Materials. The exact nature and extent of such promotion shall be left in the control and discretion of Sponsor. Sponsor shall encourage its employees and directors to make known its sponsorship of the Company to clients and potential clients needing "seed stage" investment.

            2.3 ACCESS TO SPONSOR'S RESEARCH. Sponsor will use reasonable efforts to provide access without charge by the Company's registered investors (in the portion of the Site called "Heaven") and entrepreneurs (in the portion of the Site call "The Garage") to a portion of Sponsor's on-line technology research reports and services made available to Sponsor's clients which Sponsor in its sole judgment deems reasonably useful and beneficial to the Company's investors and entrepreneurs.


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     3.   NOTICE OF INVESTMENT OPPORTUNITIES. The Company shall provide Sponsor with advance (generally three business days) notice of investment opportunities in the Company's clients prior to the posting of such opportunities on the Site in accordance with procedures applicable to all "founding sponsors", employees, directors and advisors of the Company adopted from time to time by the Company's Board of Directors.

     4. LICENSES. The Company and Sponsor each grants to the other party a nonexclusive, worldwide, royalty-free license, with no right to sublicense, to use, reproduce and distribute, in print, on-line and such other media as the parties may agree from time to time, such party's name, logo and other trademarks and servicemarks used with respect to such party's products and services for the sole purpose of fulfilling the parties' respective obligations under this Agreement. Any such use shall be in accordance with the guidelines established by the licensing party, as in effect from time to time.

     5. SPONSORSHIP FEE. There shall be no separate cash sponsorship fee payable by Sponsor to the Company during the first year of the term of this Agreement. If Sponsor elects not to terminate this Agreement after the first year of such term as described in Section 6 below, Sponsor shall pay the Company $50,000 upon the date of each anniversary of the date of this Agreement (with the first payment being due July 21, 1999) while this Agreement still remains in effect. Sponsor will also purchase 50,000 shares of Series B Preferred Stock of the Company at $1.00 per share as soon as possible following the completion of the venture capital fund) on the same terms and conditions applicable to other purchasers of the Company's Series B Preferred Stock.

     6. TERM. Except as otherwise provided in this Section 6, this Agreement shall have a term of three years beginning with the date of this Agreement and shall be automatically renewed for additional one year periods unless either party notifies the other of its desire not to renew this Agreement at least ninety days prior to its expiration. Sponsor shall also have the right to terminate this Agreement for convenience effective immediately prior to the first or second anniversaries of the date of this Agreement upon written notice to the Company. Following termination of this Agreement by the Company (other than pursuant to the last sentence of this Section 6) and prior to entering into any agreement for a "founding sponsorship" with an investment banking firm other than Sponsor, the Company shall first provide Sponsor with the opportunity, for thirty (30) days, to renew this Agreement on terms and conditions no less favorable, in the aggregate, than such proposed agreement in order to permit Sponsor to maintain its status as the "investment banking firm founding sponsor". Sponsor's right of first refusal described in the preceding sentence shall terminate at such time as the Company, after complying with the preceding sentence, enters into an agreement for a "founding sponsorship" with an investment banking firm other than Sponsor. Notwithstanding any of the foregoing, either party may terminate this Agreement at any time thirty days after written notice to the other party of such other party's breach of any of its obligations under this Agreement in any material respect, which breach is not remedied within such thirty day period.



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     7.   GENERAL PROVISIONS.

          7.1 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to Sponsor's sponsorship of the Company.

          7.2 AMENDMENT AND WAIVER. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by both parties.

          7.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

          7.4 SUCCESSORS AND ASSIGNS. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, except in connection with the merger, sale of assets or other form of transfer of the business of a party to a third party. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

          7.5 PREVAILING PARTY. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.6 ARBITRATION. Any dispute between the parties arising out of or in connection with this Agreement shall be referred for settlement to arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association. The award shall be final and binding upon the parties and judgment of such award may be entered in any court or tribunal having jurisdiction.

     The parties have executed this Sponsorship Agreement as of the date first above written.


COMPANY:                                SPONSOR:

garage.com                              CREDIT SUISSE FIRST BOSTON
                                        CORPORATION

By: /s/ CRAIG JOHNSON                   By: /s/ FRANK QUATTRONE
   -------------------------------         -------------------------------------
   Craig Johnson, Director                 Frank Quattrone
                                           Managing Director
                                           Investment Banking - Technology
                                           Group


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